Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Reports Third Quarter 2012 Results

OMAHA, NE, October 17, 2012 – West Corporation, a leading provider of technology-driven communication services, today announced its third quarter 2012 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended September 30,					Nine Months Ended September 30,
	2012		2011		Percent Change	2012		2011		Percent Change
Revenue		$656.9		$632.8	3.8%		$1,957.9		$1,866.4	4.9%
Adjusted EBITDA[1]		$176.6		$175.1	0.9%		$526.0		$513.2	2.5%
Adjusted EBITDA Margin		26.9%		27.7%			26.9%		27.5%
Cash Flows from Operations		$108.6		$142.2	-23.6%		$243.9		$290.6	-16.1%
Cash Flows used in Investing	-$	29.7	-$	53.8	-44.8%	-$	165.3	-$	292.0	-43.4%
Cash Flows used in Financing	-$	16.4	-$	76.3	-78.5%	-$	23.8	-$	23.3	2.1%
Net Income		$22.1		$37.3	-40.8%		$92.8		$106.3	-12.7%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the third quarter of 2012, revenue was $656.9 million compared to $632.8 million for the same quarter last year, an increase of 3.8 percent. Revenue from acquired entities2 was $22.5 million during the third quarter of 2012. The Unified Communications segment had revenue of $359.0 million in the third quarter of 2012, an increase of 2.0 percent over the same quarter last year. The Communication Services segment had revenue of $300.8 million in the third quarter of 2012, 5.9 percent higher than the third quarter of 2011. The Company’s platform-based businesses3 had revenue of $472.7 million in the third quarter of 2012, an increase of 4.4 percent over the previous year.

Adjusted EBITDA for the third quarter of 2012 was $176.6 million, or 26.9 percent of revenue, compared to $175.1 million, or 27.7 percent of revenue, for the third quarter of 2011. Adjusted EBITDA would have been $3.7 million higher with constant foreign currency rates from the same quarter last year. A reconciliation of Adjusted EBITDA to cash flows from operating activities is presented below.

Cash flows from operations were $108.6 million for the third quarter of 2012, compared to $142.2 million in the same quarter last year. This decrease is due mainly to lower net income and changes in working capital.

Balance Sheet and Liquidity

At September 30, 2012, West Corporation had cash and cash equivalents totaling $148.9 million and working capital of $283.7 million.

Interest expense was $71.9 million during the three months ended September 30, 2012 compared to $67.4 million during the comparable period last year. The debt refinancing noted below resulted in $10.7 million of additional interest expense in the third quarter. The Company’s Adjusted EBITDA to net debt ratio was 5.45x at September 30, 2012.

During the third quarter of 2012, the Company invested $34.7 million in capital expenditures, primarily for software and computer equipment.

Debt Refinancing and Special Dividend

In the third quarter, the Company closed its previously announced $970 million new term loan under its senior secured credit facilities. The new term loan is due in 2018 and the proceeds were used to refinance $448.4 million of term loans due in October 2013, pay a cash dividend in the amount of approximately $500 million to West’s stockholders, and pay related fees and expenses. In connection with the payment of the cash dividend, the Company made dividend equivalent payments to holders of stock options. Incremental share-based and dividend equivalent compensation of $18.6 million was recognized during the quarter related to these transactions and the accelerated vesting of certain options granted in March 2012.

[2]	Net revenue from entities acquired includes the acquisitions of PivotPoint and HyperCube in the Communication Services segment.
[3]	Platform-based businesses include Unified Communications, Intrado, West Interactive and HyperCube.

With the new term loan, the Company also received lender consent to amend its credit agreement. The amendment modified the step-down schedule in the financial covenants and certain covenant baskets. The refinancing improves the Company’s debt maturity profile with minimal funded debt maturities until mid-2016.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, October 18, 2012 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; security and privacy breaches of the systems West uses to protect personal data; the cost of pending and future litigation; the cost of defending West against intellectual property infringement claims; extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Revenue	$656,896	$632,803	3.8%	$1,957,853	$1,866,441	4.9%
Cost of services	307,699	284,406	8.2%	906,687	832,229	8.9%
Selling, general and administrative expenses	231,905	216,450	7.1%	698,133	660,707	5.7%

Operating income	117,292	131,947	-11.1%	353,033	373,505	-5.5%
Interest expense, net	71,861	67,342	6.7%	194,548	203,485	-4.4%
Other expense (income), net	9,792	4,314	127.0%	8,753	(1,498)	NM

Income before tax	35,639	60,291	-40.9%	149,732	171,518	-12.7%
Income tax	13,543	22,944	-41.0%	56,898	65,213	-12.8%

Net income	$22,096	$37,347	-40.8%	$92,834	$106,305	-12.7%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$359,007	$352,090	2.0%	$1,088,181	$1,030,249	5.6%
Communication Services	300,847	283,994	5.9%	877,811	844,403	4.0%
Intersegment eliminations	(2,958)	(3,281)	9.8%	(8,139)	(8,211)	0.9%

Total	$656,896	$632,803	3.8%	$1,957,853	$1,866,441	4.9%

Depreciation & Amortization:
Unified Communications	$21,840	$21,794	0.2%	$66,323	$64,021	3.6%
Communication Services	24,468	22,336	9.5%	69,530	63,894	8.8%

Total	$46,308	$44,130	4.9%	$135,853	$127,915	6.2%

Operating Income:
Unified Communications	$96,345	$100,279	-3.9%	$293,286	$290,760	0.9%
Communication Services	20,947	31,668	-33.9%	59,747	82,745	-27.8%

Total	$117,292	$131,947	-11.1%	$353,033	$373,505	-5.5%

Operating Margin:
Unified Communications	26.8%	28.5%	-6.0%	27.0%	28.2%	-4.3%
Communication Services	7.0%	11.2%	-37.5%	6.8%	9.8%	-30.6%

Total	17.9%	20.9%	-14.4%	18.0%	20.0%	-10.0%

SELECTED OPERATING DATA ($M):
Cash flows from operations	108.6	142.2	-23.6%	243.9	290.6	-16.1%
Term loan facility	2,423.9	1,916.4
Senior and senior subordinated notes	1,600.0	1,600.0

Revenue from platform-based services ($M) (3)	472.7	452.9	4.4%	1,406.6	1,328.3	5.9%
Revenue from agent-based services ($M)	186.9	182.2	2.6%	558.9	544.9	2.6%

Condensed Balance Sheets

	Sept. 30, 2012	Dec. 31, 2011	% Change
Current assets:
Cash and cash equivalents	$148,917	$93,836	58.7%
Trust and restricted cash	13,203	16,446	-19.7%
Accounts receivable, net	460,424	413,813	11.3%
Deferred income taxes receivable	20,561	10,068	104.2%
Prepaid assets	39,839	37,042	7.6%
Other current assets	82,192	50,581	62.5%

Total current assets	765,136	621,786	23.1%
Net property and equipment	352,657	350,855	0.5%
Goodwill	1,812,246	1,762,635	2.8%
Other assets	522,026	492,242	6.1%

Total assets	$3,452,065	$3,227,518	7.0%

Current liabilities	$481,444	$418,300	15.1%
Long-term obligations	3,998,812	3,500,940	14.2%
Other liabilities	263,710	204,691	28.8%

Total liabilities	4,743,966	4,123,931	15.0%
Stockholders’ deficit	(1,291,901)	(896,413)	-44.1%

Total liabilities and stockholders’ deficit	$3,452,065	$3,227,518	7.0%

NM: Not Meaningful

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” Adjusted EBITDA is not a measure of financial performance or liquidity under generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of Adjusted EBITDA to cash flows from operations.

Amounts in thousands	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Cash flow from operating activities	$108,573	$142,183	$243,947	$290,608
Income tax expense	13,543	22,944	56,898	65,213
Deferred income tax expense	(2,611)	(2,417)	(10,317)	(22,423)
Interest expense, net of amortization	71,937	67,396	194,808	203,756
Amortization of debt issuance costs	(6,519)	(3,363)	(13,305)	(10,056)
Other	203	566	558	1,889
Changes in operating assets and liabilities, net of business acquisitions	(10,400)	(53,655)	35,538	(20,174)
Site closures, settlements and other costs	(7,549)	(785)	(265)	810
Acquisition synergies and transaction costs	6,688	3,781	15,151	8,955
Non-cash foreign currency loss (gain)	98	207	308	(3,728)
Litigation costs	2,662	(1,732)	2,662	(1,662)

Adjusted EBITDA	$176,625	$175,125	$525,983	$513,188

Amounts in thousands	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Cash flows from operating activities	$108,573	$142,183	$243,947	$290,608
Cash flows used in investing activities	$(29,657)	$(53,765)	$(165,287)	$(291,967)
Cash flows from (used in) financing activities	$(16,425)	$(76,302)	$(23,843)	$(23,342)

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